Exhibit 10.1
AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made as of the 30th day of May, 2008

AMONG:

BENACQUISTA GALLERIES, INC., a corporation incorporated on January 17, 2003 under the laws of the State of Nevada with executive offices located at 6870 La Valle Plateada Rancho Santa Fe, California (“Benacquista”);

BENACQUISTA ACQUISITION CORP., a body corporate formed pursuant to the laws of the State of Nevada and a wholly-owned subsidiary of Benacquista (the “Merger Sub”);

VIBE RECORDS, INC., a corporation incorporated on March 8, 2004 under the laws of the State of Delaware with executive offices are located at 446 Edwards Avenue, Suite #1, Calverton, New York 11933 (“Vibe”);

WHEREAS:

A.	Benacquista is a corporation that is traded on the OTC Bulletin Board which is not presently engaged in any business;

B.	Vibe is conducts business as an artist and repertoire company as well as an independent record label;

C.
The respective Boards of Directors of Benacquista, Vibe and the Merger Sub deem it advisable and in the best interests of Benacquista, Vibe and the Merger Sub that Vibe merge with and into the Merger Sub pursuant to this Agreement and the Certificate of Merger, and the applicable provisions of the laws of the State of Nevada and the State of Delaware; and

D.	It is intended that the Merger shall qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1. DEFINITIONS AND INTERPRETATION

1.1  Definitions

In this Agreement the following terms will have the following meanings:

“Acquisition Shares” means the 13,489,201 Benacquista Common Shares to be issued to the Vibe Shareholders at Closing pursuant to the terms of the Merger in accordance with Exhibit A, annexed hereto;

“Agreement” means this agreement and plan of merger among Benacquista, the Merger Sub and Vibe;

“Benacquista Business” means all aspects of any business conducted by Benacquista and its subsidiaries;

“Benacquista Common Shares” means the shares of common stock in the capital of Benacquista;

“Benacquista Financial Statements” means, collectively, the audited consolidated financial statements of Benacquista, together with the unqualified auditors’ report thereon, and the unaudited consolidated financial statements of Benacquista;

“Closing” means the completion, on the Closing Date, of the transactions contemplated hereby in accordance with Article 8 hereof;

“Closing Date” means the day on which all conditions precedent to the completion of the transaction as contemplated hereby have been satisfied or waived;

“Effective Time” means the date of the filing of this Agreement and officers’ certificates, as applicable, in the form required by State Corporation Law;

‘‘Material Adverse Effect’’ means, with respect to any party, a materially adverse effect on the business, results of operation, financial condition, properties or assets of such party and any subsidiaries, taken as a whole;

“Merger” means the merger, at the Effective Time, of Vibe and the Merger Sub pursuant to this Agreement and Plan of Merger;

“Place of Closing” means the offices of Sichenzia Ross Friedman Ference LLP, or such other place as Benacquista and Vibe may mutually agree upon;

‘‘Returns’’ means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and the term ‘‘Return’’ means any one of the foregoing Returns;

“Securities Act” means the Securities Act of 1933, as amended;

“State Corporation Law” means either the Delaware General Corporation Law or the Nevada Revised Statutes, as applicable;

“Surviving Company” means Vibe following the merger with the Merger Sub;

“Taxes’’ means all federal, state, local, foreign and other income, sales, use, ad valorem, transfer, franchise, withholding, payroll, employment, gross receipts, property, severance, duties, net worth, excise or other taxes, charges, levies or like assessments of any kind, together with any interest, penalties and additions with respect thereto, and the term ‘‘Tax’’ means any one of the foregoing Taxes;

“Vibe Assets” means the undertaking and all the property and assets of the Vibe Business of every kind and description wheresoever situated including, without limitation, Vibe Cash, Vibe Equipment, Vibe Inventory and Vibe Material Contracts;

“Vibe Business” means all aspects of the business conducted by Vibe;

“Vibe Cash” means all cash on hand or on deposit to the credit of Vibe on the Closing Date;

“Vibe Debt” means all of the issued and outstanding convertible promissory notes of Vibe;

“Vibe Debt Holders” means all of the holders of the issued and outstanding Vibe Debt;

“Vibe Equipment” means all machinery, equipment, furniture, and furnishings used in the Vibe Business;

“Vibe Financial Statements” means collectively, the audited consolidated financial statements of Vibe, together with the unqualified auditors’ report thereon;

“Vibe Inventory” means all inventory and supplies of the Vibe Business;

“Vibe Material Contracts” means the burden and benefit of and the right, title and interest of Vibe in, to and under all trade and non-trade contracts, engagements or commitments, whether written or oral, to which Vibe is entitled in connection with the Vibe Business whereunder Vibe is obligated to pay or entitled to receive the sum of $10,000 or more including, without limitation, any pension plans, profit sharing plans, bonus plans, loan agreements, security agreements, indemnities and guarantees, any agreements with employees, lessees, licensees, managers, accountants, suppliers, agents, distributors, officers, directors, attorneys or others which cannot be terminated without liability on not more than one month’s notice;

“Vibe Shares” means all of the issued and outstanding shares of Vibe’s  stock;

“Vibe Shareholders” means the holders of shares of capital stock of Vibe;

Any other terms defined within the text of this Agreement will have the meanings so ascribed to them.

1.2  Captions and Section Numbers

The headings and section references in this Agreement are for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

1.3  Section References and Schedules

Any reference to a particular “Article”, “section”, “paragraph”, “clause” or other subdivision is to the particular Article, section, clause or other subdivision of this Agreement and any reference to a Schedule by letter will mean the appropriate Schedule attached to this Agreement and by such reference the appropriate Schedule is incorporated into and made part of this Agreement.

1.4  Severability of Clauses

If any part of this Agreement is declared or held to be invalid for any reason, such invalidity will not affect the validity of the remainder which will continue in full force and effect and be construed as if this Agreement had been executed without the invalid portion, and it is hereby declared the intention of the parties that this Agreement would have been executed without reference to any portion which may, for any reason, be hereafter declared or held to be invalid.

ARTICLE 2. MERGER

2.1  The Merger

The Merger Sub shall be merged with and into Vibe pursuant to this Agreement and the separate corporate existence of the Merger Sub shall cease and Vibe, as it exists from and after the Closing, shall be the Surviving Company.

2.2  Effect of the Merger

The Merger shall have the effect provided therefor by the State Corporation Law. Without limiting the generality of the foregoing, and subject thereto, at Closing (i) all the rights, privileges, immunities, powers and franchises, of a public as well as of a private nature, and all property, real, personal and mixed, and all debts due on whatever account, including without limitation subscriptions to shares, and all other choses in action, and all and every other interest of or belonging to or due to Vibe or the Merger Sub, as a group, subject to the terms hereof, shall be taken and deemed to be transferred to, and vested in, the Surviving Company without further act or deed; and all property, rights and privileges, immunities, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Company, as they were of Vibe and the Merger Sub, as a group, and (ii) all debts, liabilities, duties and obligations of Vibe and the Merger Sub, as a group, subject to the terms hereof, shall become the debts, liabilities and duties of the Surviving Company and the Surviving Company shall thenceforth be responsible and liable for all debts, liabilities, duties and obligations of Vibe and the Merger Sub, as a group, and neither the rights of creditors nor any liens upon the property of Vibe or the Merger Sub, as a group, shall be impaired by the Merger, and may be enforced against the Surviving Company.

2.3  Certificate of Incorporation; Bylaws; Directors and Officers

The Certificate of Incorporation of the Surviving Company from and after the Closing shall be the Certificate of Incorporation of Vibe until thereafter amended in accordance with the provisions therein and as provided by the applicable provisions of the State Corporation Law.  The Bylaws of the Surviving Company from and after the Closing shall be the Bylaws of Vibe as in effect immediately prior to the Closing, continuing until thereafter amended in accordance with their terms, the Certificate of Incorporation of the Surviving Company and as provided by the State Corporation Law.  The directors of Vibe in office immediately prior to the Closing Date shall serve as the directors of the Surviving Corporation from and after the Closing Date.

2.4  Conversion of Securities

At the Effective Time, by virtue of the Merger and without any action on the part of the Merger Sub or Vibe, the shares of capital stock of each of Vibe and the Merger Sub shall be converted as follows:

(a)
Capital Stock of Vibe. Each issued and outstanding share of Vibe’s capital stock shall continue to be issued and outstanding and shall represent one share of validly issued, fully paid, and non-assessable common stock of the Surviving Company owned by Benacquista. Each stock certificate of Vibe evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Company.

(b)
Conversion of Vibe Shares. Each Vibe Share that is issued and outstanding at the Effective Time, set forth on Exhibit A, shall automatically be cancelled and converted, without any action on the part of the holder thereof, into the right to receive one (1) Acquisition Share for each Vibe Share. All such Vibe Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Acquisition Shares paid in consideration therefor upon the surrender of such certificate in accordance with this Agreement.

2.5  Adherence with Applicable Securities Laws

The certificates representing the Acquisition Shares shall bear the following legend:

NO SALE, OFFER TO SELL, OR TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE SHALL BE MADE UNLESS A REGISTRATION STATEMENT UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED, IN RESPECT OF SUCH SHARES IS THEN IN EFFECT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SAID ACT IS THEN IN FACT APPLICABLE TO SAID SHARES.

2.6  Additional Actions.

If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either Vibe or the Merger Sub or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized (to the fullest extent allowed under applicable law) to execute and deliver, in the name and on behalf of either Vibe or the Merger Sub, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of Vibe or the Merger Sub, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Vibe or the Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF VIBE

Vibe represents and warrants to Benacquista that, except as set forth in the schedule delivered to Benacquista concurrently with the execution of this Agreement, which schedule shall identify exceptions and other information by specific Section references and shall be initialed by Benacquista and Vibe for identification purposes (the ‘‘Vibe Disclosure Schedule’’):

(a)
Vibe is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Vibe Disclosure Schedule contains a list of the name and jurisdiction of organization of each subsidiary of Vibe (each such corporation, partnership or other entity being referred to herein individually as a ‘‘Vibe Subsidiary’’ and collectively, as the ‘‘Vibe Subsidiaries’’) and Vibe ownership interest with respect thereto. Each Vibe Subsidiary is a corporation or partnership duly organized, validly existing and in good standing under the laws of its place of incorporation.

(b)
Vibe and each Vibe Subsidiary (i) has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now being conducted and (ii) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the nature or location of its assets require such qualification and where the failure to be so qualified and in good standing would have a Material Adverse Effect on Vibe.

(c)
Vibe has all necessary corporate power and authority to enter into this Agreement and, subject to approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Vibe, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Vibe and the performance by Vibe, subject to approval and adoption of this Agreement by the Vibe Shareholders, of its obligations hereunder have been duly authorized and approved by all requisite corporate action and no other corporate proceedings on the part of Vibe are necessary to authorize this Agreement or for Vibe to consummate the Merger. This Agreement has been duly executed and delivered by duly authorized officers of Vibe and constitutes a valid and binding obligation of Vibe, enforceable against Vibe in accordance with its terms.

(d)
No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality (each of the foregoing being a ‘‘Governmental Entity’’), is required by or with respect to Vibe or any Vibe Subsidiary in connection with the execution and delivery of this Agreement by Vibe or the consummation by Vibe of the transactions contemplated hereby.

(e)
Neither the execution and delivery of this Agreement by Vibe, nor the consummation by Vibe of the transactions contemplated hereby, will (i) conflict with or result in a breach of any of the terms or provisions of Vibe Certificate of Incorporation or By-Laws, (ii) violate any statute or administrative regulation, or any order, writ, injunction, judgment or decree of any court or governmental authority or any arbitration award to which Vibe is a party or by which Vibe is bound, or (iii) violate, conflict with, breach, constitute a default (or an event which, with notice or lapse of time or both, would constitute or default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon any of the properties or assets of Vibe or any Vibe Subsidiary under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Vibe or any Vibe Subsidiary is a party or to which they or any of their respective properties or assets are subject.

(f)
As of the date hereof, the authorized capital stock of Vibe consists of Common, par value $0.0001 per share and preferred stock, par value $0.001 per share (the ‘‘Vibe Preferred’’). As of the date hereof, 50,000,000 shares of Common Stock are authorized, 13,489,201 shares of Common Stock are issued and outstanding or will be issued and outstanding prior to the Effective Time. As of the date hereof 5,000,000 shares of Vibe Preferred are authorized, none of which will be issued and outstanding prior to the Effective Time. There are no other shares of capital stock of Vibe authorized, issued or outstanding. All of the issued and outstanding shares of capital stock of Vibe have been duly authorized, validly issued and are fully paid and nonassessable. Except as set forth on the Vibe Disclosure Schedule, there are no subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of Vibe obligating Vibe to issue any securities of any kind.

(g)
The financial statements of Vibe included in Exhibit B attached hereto have been prepared in accordance with generally accepted accounting principles (“GAAP’’) consistently applied (except as may be indicated in the notes thereto or) and fairly present in all material respects the consolidated financial position of Vibe as at the dates thereof and the consolidated results of its operations, cash flows and changes in financial position for the periods indicated therein.

(h)
Except as otherwise disclosed in the Vibe Disclosure Schedule, Vibe and the Vibe Subsidiaries do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities or obligations which would not, individually or in the aggregate exceed $10,000.

(i)
Vibe has not suffered or, to Vibe’s knowledge, been threatened with any change (other than changes generally affecting the industries in which Vibe or any Vibe Subsidiary operates or changes relating to the transactions contemplated by this Agreement) which could have a Material Adverse Effect on Vibe; and (ii) Vibe and the Vibe Subsidiaries have operated only in the ordinary course of business consistent with past practice.

(j)	Taxes

(1)
As used in this Agreement, the term (i) ‘‘Taxes’’ means all federal, state, local, foreign and other income, sales, use, ad valorem, transfer, franchise, withholding, payroll, employment, gross receipts, property, severance, duties, net worth, excise or other taxes, charges, levies or like assessments of any kind, together with any interest, penalties and additions with respect thereto, and the term ‘‘Tax’’ means any one of the foregoing Taxes, and (ii) ‘‘Returns’’ means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and the term ‘‘Return’’ means any one of the foregoing Returns.

(2)
There have been properly completed and filed on a timely basis all Returns required to be filed by Vibe or any Vibe Subsidiary. As of the time of filing, the foregoing Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of Vibe or, as applicable, a Vibe Subsidiary or any other information required to be shown thereon.

(3)
With respect to all amounts in respect of Taxes imposed upon Vibe or any Vibe Subsidiary, or for which Vibe or any Vibe Subsidiary is liable to taxing authorities, with respect to all taxable periods or portions of periods ending on or before the date hereof, all applicable Tax laws have been complied with and all amounts that are required to have been paid.

(4)
No issues have been raised or are currently pending by any tax authority in connection with any of the Returns. There are no material outstanding waivers of the applicable statutes of limitation with respect to Tax liabilities of Vibe or any Vibe Subsidiary.

(5)	Vibe has not agreed to make, nor is required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(k)	Vibe and the Vibe subsidiaries have never had more than 10 employees in any given 12 month period.

(l)
Except as set forth on the Vibe Disclosure Schedule, there is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission, authority, agency or other administrative authority, pending or, to Vibe’s knowledge, threatened against Vibe or any Vibe Subsidiary with respect to or affecting Vibe’s or any Vibe Subsidiary’s operations, business or financial condition.

(m)
Neither Vibe nor any Vibe Subsidiary is a party to, or bound by, any judgment, writ, injunction, decree, order, or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental Entity) with respect to or affecting the properties, assets, personnel or business activities of Vibe or any Vibe Subsidiary.

(n)
Each of Vibe and the Vibe Subsidiaries owns, licenses or otherwise has the right to use all patents, copyrights, trademarks, trade names and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without any known conflict with any rights of others.

(o)
Vibe has disclosed on the Vibe Disclosure Schedule a list of and made available to Benacquista, true and complete copies of all written contracts, agreements, commitments, arrangements, leases (including with respect to personal property), and other instruments to which it or any Vibe Subsidiary is a party Except as set forth on the Vibe Disclosure Schedule, neither Vibe nor any Vibe Subsidiary is, or has received any notice or has any knowledge that any other party is, in default in any material respect under any such contract and to Vibe’s knowledge there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

(p)
To the knowledge of Vibe, neither Vibe nor any Vibe Subsidiary has taken any action which would violate any requirement, including the continuity-of-business-enterprise requirement of 26 C.F.R. 1.368-1(a), for tax-free reorganization status under Section 368(a) of the Code with respect to the Merger.

(q)
No broker, finder or investment banker is entitled to any brokerage, finder’s fee or other fee or commission in connection with the transaction contemplated hereby based upon any arrangements made by or on behalf of Vibe.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF BENACQUISTA

Benacquista represents and warrants to Vibe that, except as set forth in the schedule delivered to the Vibe concurrently with the execution of this Agreement, which schedule shall identify exceptions and other information by specific Section references and shall be initialed by the Vibe and Benacquista for identification purposes (the ‘‘Benacquista Disclosure Schedule’’):

(a)
Benacquista is a corporation duly organized, validly existing and in good standing under Nevada Law. The Benacquista Disclosure Schedule contains a list of the name and jurisdiction of organization of each subsidiary of Benacquista (each such corporation, partnership or other entity being referred to herein individually as a ‘‘Benacquista Subsidiary’’ and collectively, as the ‘‘Benacquista Subsidiaries’’) and Benacquista ownership interest with respect thereto. Each Benacquista Subsidiary is a corporation or partnership duly organized, validly existing and in good standing under the laws of its place of incorporation.

(b)
Benacquista and each Benacquista Subsidiary (i) has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now being conducted and (ii) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the nature or location of its assets require such qualification and where the failure to be so qualified and in good standing would have a Material Adverse Effect on Benacquista.

(c)
Benacquista has all necessary corporate power and authority to enter into this Agreement and, subject to approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Benacquista Common Shares, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Benacquista and the performance by Benacquista of its obligations hereunder have been duly authorized and approved by all requisite corporate action and no other corporate proceedings on the part of Benacquista are necessary to authorize this Agreement or for Benacquista to consummate the Merger. This Agreement has been duly executed and delivered by duly authorized officers of Benacquista and constitutes a valid and binding obligation of Benacquista, enforceable against Benacquista in accordance with its terms.

(d)
No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality (each of the foregoing being a ‘‘Governmental Entity’’), is required by or with respect to Benacquista or any Benacquista Subsidiary in connection with the execution and delivery of this Agreement by Benacquista or the consummation by Benacquista of the transactions contemplated hereby.

(e)
Neither the execution and delivery of this Agreement by Benacquista, nor the consummation by Benacquista of the transactions contemplated hereby, will (i) conflict with or result in a breach of any of the terms or provisions of Benacquista Certificate of Incorporation or By-Laws, (ii) violate any statute or administrative regulation, or any order, writ, injunction, judgment or decree of any court or governmental authority or any arbitration award to which Benacquista is a party or by which Benacquista is bound, or (iii) violate, conflict with, breach, constitute a default (or an event which, with notice or lapse of time or both, would constitute or default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon any of the properties or assets of Benacquista or any Benacquista Subsidiary under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Benacquista or any Benacquista Subsidiary is a party or to which they or any of their respective properties or assets are subject.

(f)
As of the date hereof, the authorized capital stock of Benacquista consists of Common Stock, par value $0.001 per share and Preferred Stock, par value $0.001 per share. As of the date hereof, 50,000,000 shares of Benacquista’s Common Stock were authorized with 1,072,666 shares issued and outstanding. No more than 1,609,070 will be issued and outstanding prior to the Effective Time. As of the date hereof no shares of Benacquista’s Preferred Stock were issued or outstanding.  There are no other shares of capital stock of Benacquista authorized, issued or outstanding. All of the issued and outstanding shares of Benacquista Common have been duly authorized, validly issued and are fully paid and nonassessable. Except as set forth on the Benacquista Disclosure Schedule, there are no subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of Benacquista obligating Benacquista to issue any securities of any kind.

(g)
The financial statements of Benacquista included in Exhibit C attached hereto have been prepared in accordance with generally accepted accounting principles (“GAAP’’) consistently applied (except as may be indicated in the notes thereto or) and fairly present in all material respects the consolidated financial position of Benacquista as at the dates thereof and the consolidated results of its operations, cash flows and changes in financial position for the periods indicated therein.  All Benacquista disclosure as filed with the Securities and Exchange Commission is true and accurate in all material respects and there is no outstanding unresolved comment, order, letter or inquiry pending by the Securities and Exchange Commission with respect to Benacquista.

(h)
Except as otherwise disclosed in the Benacquista Disclosure Schedule, Benacquista and the Benacquista Subsidiaries do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities or obligations which would not, individually or in the aggregate exceed $10,000.

(i)
Benacquista has not suffered or, to Benacquista’s knowledge, been threatened with any change (other than changes generally affecting the industries in which Benacquista or any Benacquista Subsidiary operates or changes relating to the transactions contemplated by this Agreement); and (ii) Benacquista and the Benacquista Subsidiaries have operated only in the ordinary course of business consistent with past practice.

(j)	Taxes

(1)
There have been properly completed and filed on a timely basis all Returns required to be filed by Benacquista or any Benacquista Subsidiary. As of the time of filing, the foregoing Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of Benacquista or, as applicable, a Benacquista Subsidiary or any other information required to be shown thereon.

(2)
With respect to all amounts in respect of Taxes imposed upon Benacquista or any Benacquista Subsidiary, or for which Benacquista or any Benacquista Subsidiary is liable to taxing authorities, with respect to all taxable periods or portions of periods ending on or before the date hereof, all applicable Tax laws have been complied with and all amounts that are required to have been paid.

(3)
No issues have been raised or are currently pending by any tax authority in connection with any of the Returns. There are no material outstanding waivers of the applicable statutes of limitation with respect to Tax liabilities of Benacquista or any Benacquista Subsidiary.

(4)	Benacquista has not agreed to make, nor is required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(k)	Benacquista and the Benacquista subsidiaries have never had more than 10 employees in any given 12 month period.

(l)
Except as set forth on the Benacquista Disclosure Schedule, there is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission, authority, agency or other administrative authority, pending or, to Benacquista’s knowledge, threatened against Benacquista or any Benacquista Subsidiary with respect to or affecting Benacquista’s or any Benacquista Subsidiary’s operations, business or financial condition.

(m)
Neither Benacquista nor any Benacquista Subsidiary is a party to, or bound by, any judgment, writ, injunction, decree, order, or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental Entity) with respect to or affecting the properties, assets, personnel or business activities of Benacquista or any Benacquista Subsidiary.

(n)
Each of Benacquista and the Benacquista Subsidiaries owns, licenses or otherwise has the right to use all patents, copyrights, trademarks, trade names and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without any known conflict with any rights of others.

(o)
Benacquista has disclosed on the Benacquista Disclosure Schedule a list of and made available to Vibe, true and complete copies of all written contracts, agreements, commitments, arrangements, leases (including with respect to personal property), and other instruments to which it or any Benacquista Subsidiary is a party Except as set forth on the Benacquista Disclosure Schedule, neither Benacquista nor any Benacquista Subsidiary is, or has received any notice or has any knowledge that any other party is, in default in any material respect under any such contract and to Benacquista’s knowledge there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

(p)
To the knowledge of Benacquista, neither Benacquista nor any Benacquista Subsidiary has taken any action which would violate any requirement, including the continuity-of-business-enterprise requirement of 26 C.F.R. 1.368-1(a), for tax-free reorganization status under Section 368(a) of the Code with respect to the Merger.

(q)
No broker, finder or investment banker is entitled to any brokerage, finder’s fee or other fee or commission in connection with the transaction contemplated hereby based upon any arrangements made by or on behalf of Benacquista.

ARTICLE 5. CONDUCT OF BUSINESS PENDING THE MERGER

5.1  Conduct of Business by Benacquista Pending the Merger.

Prior to the Effective Time, unless Vibe shall otherwise agree in writing:

(a)
Benacquista shall use its reasonable best efforts to carry on its business in the usual, regular and ordinary course in substantially the same manner as hereto conducted.  Benacquista shall: (i) maintain insurance coverage and its books, accounts and records in the usual manner consistent with prior practices; (ii) comply in all material respects with all laws, ordinances and regulations of Governmental Entities applicable to Benacquista; and (iv) perform in all material respects its obligations under all contracts and commitments to which it is a party or by which it is bound.

(b)
Except as required or permitted by this Agreement, Benacquista shall not and shall not propose to (i) sell or pledge or agree to sell or pledge any of its capital stock, (ii) amend its Articles of Incorporation or By-Laws, (iii) split, combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Benacquista, or declare, set aside or pay any dividend or other distribution payable in cash, stock or property or (iv) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of Benacquista capital stock.

(c)
Benacquista shall not (i) except as permitted or required by this Agreement, issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class or incur any liability, payable, contract or obligation in respect of any contract which individually or in the aggregate exceeds $5,000.

(d)
Except as disclosed in Benacquista Disclosure Schedule, Benacquista shall not (i) adopt, enter into, terminate or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or current or former employee, (ii) increase in any manner the compensation or fringe benefit of any director or officer or of any employee (iii) pay any benefit not provided under any existing plan or arrangement, (iv) grant any awards under any bonus, incentive, performance, or other compensation plan or arrangement (including, without limitation, the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder), (v) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement other than in the ordinary course of business consistent with past practice or (vi) adopt, enter into, amend or terminate any contract, agreement, commitment or arrangement to do any of the foregoing.

5.2  Conduct of Business by Vibe Pending the Merger.

Prior to the Effective Time, unless Benacquista shall otherwise agree in writing:

(a)
Vibe shall use their reasonable best efforts to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as hereto conducted.  Vibe shall: (i) maintain insurance coverage and its books, accounts and records in the usual manner consistent with prior practices; (ii) comply in all material respects with all laws, ordinances and regulations of Governmental Entities applicable to Vibe; and (iv) perform in all material respects its obligations under all contracts and commitments to which it is a party or by which it is bound.

(b)
Except as required or permitted by this Agreement, Vibe shall not and shall not propose to (i) sell or pledge or agree to sell or pledge any of its capital stock, (ii) amend its Articles of Incorporation or By-Laws, (iii) split, combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Vibe, or declare, set aside or pay any dividend or other distribution payable in cash, stock or property or (iv) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of Vibe capital stock, except that Vibe shall cause all of its preferred stock to be converted into common stock and may convert any indebtedness into common stock provided, however, that the total issued and outstanding common shares of Vibe do not exceed 13,489,201 at the Effective Time.

(c)
Vibe shall not (i) except as permitted or required by this Agreement, issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class or incur any liability, payable, contract or obligation in respect of any contract which individually or in the aggregate exceeds $100,000.

(d)
Except as disclosed in Vibe Disclosure Schedule, Vibe shall not (i) adopt, enter into, terminate or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or current or former employee, (ii) increase in any manner the compensation or fringe benefit of any director or officer or of any employee (iii) pay any benefit not provided under any existing plan or arrangement, (iv) grant any awards under any bonus, incentive, performance, or other compensation plan or arrangement (including, without limitation, the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder), (v) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement other than in the ordinary course of business consistent with past practice or (vi) adopt, enter into, amend or terminate any contract, agreement, commitment or arrangement to do any of the foregoing.

ARTICLE 6. CONDITIONS PRECEDENT

6.1  Conditions Precedent in favor of Benacquista

Benacquista’s obligations to carry out the transactions contemplated hereby are subject to the fulfillment of each of the following conditions precedent on or before the Closing:

(a)	Vibe shall not have violated any term or condition of this Agreement and there shall be no adverse event or change in Vibe or its business;

(b)
Vibe shall have provided a certificate from its President and CEO certifying that it is in compliance with all representations, warranties and covenants of this Agreement and an opinion of counsel to Vibe that the Vibe Shares, when issued, will be validly issued, fully paid and non-assessable;

(c)	all documents or copies of documents required to be executed by Vibe and delivered to Benacquista hereunder will have been so executed and delivered;

(d)	the Certificate of Merger shall be executed by Vibe in form acceptable for filing with State Corporation Law, as applicable; and

(e)	the transactions contemplated hereby shall have been approved by all other regulatory authorities having jurisdiction over the subject matter hereof, if any.

6.2  Waiver by Benacquista

The conditions precedent set out in the preceding section are inserted for the exclusive benefit of Benacquista and any such condition may be waived in whole or in part by Benacquista at or prior to Closing by delivering to Vibe a written waiver to that effect signed by Benacquista. In the event that the conditions precedent set out in the preceding section are not satisfied on or before the Closing, Benacquista shall be released from all obligations under this Agreement.

6.3  Conditions Precedent in Favor of Vibe

The obligation of Vibe to carry out the transactions contemplated hereby is subject to the fulfillment of each of the following conditions precedent on or before the Closing:

(a)
The directors of Benacquista shall appoint Vibe’s directors and officers as the directors and officers of Benacquista and after such appointment, the directors and officers of Benacquista shall resign and;

(b)	all of the terms, covenants and conditions of this Agreement to be complied with or performed by Benacquista at or prior to the Closing will have been complied with or performed;

(c)	there shall be no adverse event or change in Benacquista or its business;

(d)
Benacquista shall have provided a certificate from its President and CEO certifying that it is in compliance with all representations, warranties and covenants of this Agreement and an opinion of counsel to Benacquista that the Benacquista Shares, when issued, will be validly issued, fully paid and non-assessable;

(e)	all documents or copies of documents required to be executed and delivered to Vibe hereunder will have been so executed and delivered;

(f)	Vibe shall have completed its review and inspection of the books and records of Benacquista and its subsidiaries and shall be satisfied with same in all material respects;

(g)
Benacquista will have delivered the Acquisition Shares to be issued pursuant to the terms of the Merger to Vibe at the Closing and the Acquisition Shares will be registered on the books of Benacquista in the name of the holders of Vibe Shares at the Effective Time;

(h)	the Certificate of Merger shall be executed by the Merger Sub in form acceptable for filing with State Corporation Law, as applicable; and

(i)	the transactions contemplated hereby shall have been approved by all other regulatory authorities having jurisdiction over the subject matter hereof, if any.

6.4  Waiver by Vibe

The conditions precedent set out in the preceding section are inserted for the exclusive benefit of Vibe and any such condition may be waived in whole or in part by Vibe at or prior to the Closing by delivering to Benacquista a written waiver to that effect signed by Vibe. In the event that the conditions precedent set out in the preceding section are not satisfied on or before the Closing Vibe shall be released from all obligations under this Agreement.

6.5  Nature of Conditions Precedent

The conditions precedent set forth in this Article are conditions of completion of the transactions contemplated by this Agreement and are not conditions precedent to the existence of a binding agreement. Each party acknowledges receipt of the sum of $1.00 and other good and valuable consideration as separate and distinct consideration for agreeing to the conditions of precedent in favor of the other party or parties set forth in this Article.

6.6  Confidentiality

Notwithstanding any provision herein to the contrary, the parties hereto agree that the existence and terms of this Agreement are confidential and that if this Agreement is terminated pursuant to the preceding section the parties agree to return to one another any and all financial, technical and business documents delivered to the other party or parties in connection with the negotiation and execution of this Agreement and shall keep the terms of this Agreement and all information and documents received from Vibe and Benacquista and the contents thereof confidential and not utilize nor reveal or release same, provided, however, that Benacquista will be required to issue news releases regarding the execution and consummation of this Agreement and file a Current Report on Form 8-K with the Securities and Exchange Commission respecting the proposed Merger contemplated hereby together with such other documents as are required to maintain the currency of Benacquista’s filings with the Securities and Exchange Commission.

ARTICLE 7. RISK

7.1  Material Change in the Business of Vibe

If any material loss or damage to the Vibe Business occurs prior to Closing and such loss or damage, in Benacquista’s reasonable opinion, cannot be substantially repaired or replaced within sixty (60) days, Benacquista shall, within two (2) days following any such loss or damage, by notice in writing to Vibe, at its option, either:

(a)	terminate this Agreement, in which case no party will be under any further obligation to any other party; or

(b)
elect to complete the Merger and the other transactions contemplated hereby, in which case the proceeds and the rights to receive the proceeds of all insurance covering such loss or damage will, as a condition precedent to Benacquista’s obligations to carry out the transactions contemplated hereby, be vested in Vibe or otherwise adequately secured to the satisfaction of Benacquista on or before the Closing Date.

7.2  Material Change in the Benacquista Business

If any material loss or damage to the Benacquista Business occurs prior to Closing and such loss or damage, in Vibe’s reasonable opinion, cannot be substantially repaired or replaced within sixty (60) days, Vibe shall, within two (2) days following any such loss or damage, by notice in writing to Benacquista, at its option, either:

(a)	terminate this Agreement, in which case no party will be under any further obligation to any other party; or

(b)
elect to complete the Merger and the other transactions contemplated hereby, in which case the proceeds and the rights to receive the proceeds of all insurance covering such loss or damage will, as a condition precedent to Vibe’s obligations to carry out the transactions contemplated hereby, be vested in Benacquista or otherwise adequately secured to the satisfaction of Vibe on or before the Closing Date.

ARTICLE 8. CLOSING

8.1  Closing

The Merger and the other transactions contemplated by this Agreement will be closed at the Place of Closing in accordance with the closing procedure set out in this Article.

8.2  Documents to be Delivered by Vibe

On or before the Closing, Vibe will deliver or cause to be delivered to Benacquista:

(a)	the original or certified copies of the charter documents of Vibe and all corporate records documents and instruments of Vibe, the corporate seal of Vibe and all books and accounts of Vibe;

(b)
all reasonable consents or approvals required to be obtained by Vibe for the purposes of completing the Merger and preserving and maintaining the interests of Vibe under any and all Vibe Material Contracts and in relation to Vibe Assets;

(c)	certified copies of such resolutions of the directors of Vibe as are required to be passed to authorize the execution, delivery and implementation of this Agreement;

(d)	an acknowledgement from Vibe of the satisfaction of the conditions precedent set forth in section 6.3 hereof;

(e)	the Certificate of Merger, duly executed by Vibe; and

(f)	such other documents as Benacquista may reasonably require to give effect to the terms and intention of this Agreement.

8.3  Documents to be Delivered by Benacquista

On or before the Closing, Benacquista shall deliver or cause to be delivered to Vibe and the Vibe Shareholder:

(a)	share certificates representing the Acquisition Shares duly registered in the names of the holders of shares of Vibe Shares Stock;

(b)	certified copies of such resolutions of the directors of Benacquista as are required to be passed to authorize the execution, delivery and implementation of this Agreement;

(c)	a certified copy of a resolution of the directors of Benacquista dated as of the Closing Date appointing the nominees of Vibe as officers of Vibe;

(d)	a resolution of the directors and majority shareholders of Benacquista appointing the nominees of Vibe to the board of directors of Benacquista;

(e)	resignations of all of the officers and directors of Benacquista as of the Closing Date;

(f)	an acknowledgement from Benacquista of the satisfaction of the conditions precedent set forth in section 6.1 hereof;

(g)	the Certificate of Merger, duly executed by the Merger Sub;

(h)	such other documents as Vibe may reasonably require to give effect to the terms and intention of this Agreement.

ARTICLE 9. POST-CLOSING MATTERS

Forthwith after the Closing, Benacquista, Vibe and the Vibe Shareholder agree to use all their best efforts to:

(a)	file the Certificate of Merger in accordance with State Corporation Law, as applicable;

(b)	issue a news release reporting the Closing;

(c)
prepare a Current Report on Form 8-K relating to this Agreement and the transactions contemplated hereby and cause the Current Report to be filed with the SEC within four business days of the execution of this Agreement and to otherwise comply with all requirements of applicable federal and state securities laws;

(d)	take such steps are required to change the name of Benacquista as may be acceptable to the board of directors of Benacquista.

ARTICLE 10. GENERAL PROVISIONS

10.1  Arbitration

The parties hereto shall attempt to resolve any dispute, controversy, difference or claim arising out of or relating to this Agreement by negotiation in good faith.  If such good negotiation fails to resolve such dispute, controversy, difference or claim within fifteen (15) days after any party delivers to any other party a notice of its intent to submit such matter to arbitration, then any party to such dispute, controversy, difference or claim may submit such matter to arbitration in New York.

10.2  Expenses, Transfer Taxes; Certain Payments.

Each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, financial advisors’, attorneys’, accountants’ and other professional fees and expenses, unless otherwise agreed in writing by the parties.

10.3  Notice

Any notice required or permitted to be given by any party will be deemed to be given when in writing and delivered to the address for notice of the intended recipient by personal delivery, prepaid single certified or registered mail, or telecopier. Any notice delivered by mail shall be deemed to have been received on the fourth business day after and excluding the date of mailing, except in the event of a disruption in regular postal service in which event such notice shall be deemed to be delivered on the actual date of receipt. Any notice delivered personally or by telecopier shall be deemed to have been received on the actual date of delivery.

10.4  Addresses for Service

The address for service of notice of each of the parties hereto is as follows:

If to Vibe, at:

Vibe Records, Inc.
Attention: Timothy J. Olphie
446 Edwards Avenue, Suite #1
Calverton, New York 11933

With a copy to:

Andrea Cataneo, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Tel (212) 930-9700
Fax (212) 930-9725

If to Benacquista or the Merger Sub at:

Benacquista Galleries, Inc.
12707 High Bluff Drive
Suite 140
San Diego, CA 92130
Attention: James Price, Chief Executive Officer

With a copy to:

Jonathan Dariyanani
Attorney at Law
Zoma Law Group, LLC
4720 Center Blvd, Suite 317
New York, NY 11101
Tel 415-699-7121
Fax 415-358-5548

10.5  Change of Address

Any party may, by notice to the other parties change its address for notice to some other address in North America and will so change its address for notice whenever the existing address or notice ceases to be adequate for delivery by hand. A post office box may not be used as an address for service.

10.6  Further Assurances

Each of the parties will execute and deliver such further and other documents and do and perform such further and other acts as any other party may reasonably require to carry out and give effect to the terms and intention of this Agreement.

10.7  Time of the Essence

Time is expressly declared to be the essence of this Agreement.

10.8  Entire Agreement

The provisions contained herein constitute the entire agreement among Vibe, the Vibe Shareholder, the Merger Sub and Benacquista respecting the subject matter hereof and supersede all previous communications, representations and agreements, whether verbal or written, among Vibe, the Vibe Shareholder, the Merger Sub and Benacquista with respect to the subject matter hereof.

10.9  Enurement

This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

10.10  Assignment

This Agreement is not assignable without the prior written consent of the parties hereto.

10.11  Counterparts

This Agreement may be executed in counterparts, each of which when executed by any party will be deemed to be an original and all of which counterparts will together constitute one and the same Agreement. Delivery of executed copies of this Agreement by telecopier will constitute proper delivery, provided that originally executed counterparts are delivered to the parties within a reasonable time thereafter.

10.12  No Waiver.

No waiver of the provisions hereof shall be effective unless in writing and signed by the party to be charged with such waiver. No waiver shall be deemed a continuing waiver in respect of any subsequent breach or default either of similar or different nature, unless expressly so stated in writing.

10.13  Governing Law.

Except to the extent that Delaware Law is mandatorily applicable to the Merger and the rights of the Vibe Shareholders, this Agreement shall be governed, interpreted and construed in accordance with the laws of the State of Nevada applicable to contracts to be performed entirely within that State. Should any clause, section or part of this Agreement be held or declared to be void or illegal for any reason, all other clauses, sections or parts of this Agreement which can be effected without such legal clause, section or part shall nevertheless continue in full force and effect.

10.14  Third Party Beneficiaries.

Basic Investors, Inc. is an intended third party beneficiary of this agreement and is entitled to rely upon the representations and warranties of Benacquista and Vibe contained herein, as if made for the benefit of Basic Investors, Inc.

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

BENACQUISTA HOLDINGS, INC.

By: /s/ James Martin Price
James Martin Price
President and CEO

BENACQUISTA ACQUISITION CORP.

By: /s/ James Martin Price
James Martin Price
President and Secretary

VIBE RECORDS, INC.

By: /s/ Timothy J. Olphie
Timothy J. Olphie
President and CEO